Exhibit 5.1
April 12, 2011
Nissan Auto Receivables 2011-A Owner Trust
Nissan Auto Receivables Corporation II
Nissan Motor Acceptance Corporation
One Nissan Way
Franklin, Tennessee 37067

Re:	Nissan Auto Receivables 2011-A Owner Trust Registration Statement on Form S-3 Registration No. 333-165171
Ladies and Gentlemen:
     We have acted as special counsel to Nissan Auto Receivables Corporation II, a Delaware corporation (the “Depositor”), in connection with the offering of the Class A-1 Notes, the Class A-2 Notes, the Class A-3 Notes and the Class A-4 Notes (collectively, the “Notes”) described in the preliminary prospectus supplement dated April 11, 2011 and the base prospectus dated April 11, 2011 (collectively, the “Preliminary Prospectus”), which have been filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Act”). As described in the Preliminary Prospectus, the Notes will be issued by Nissan Auto Receivables 2011-A Owner Trust, a Delaware statutory trust (the “Issuing Entity”), formed by the Depositor pursuant to a trust agreement between the Depositor and Wilmington Trust Company, as owner trustee. The Notes will be issued pursuant to an indenture (the “Indenture”) between the Issuing Entity and Deutsche Bank Trust Company Americas, as indenture trustee.
     We have examined originals or copies, certified or otherwise identified to our satisfaction, of the organizational documents of the Depositor, Nissan Motor Acceptance Corporation (“NMAC”) and the Issuing Entity, the Preliminary Prospectus, the current draft of the Indenture, the form of Notes included as an exhibit to the Indenture, and such other records, documents and certificates of the Depositor, NMAC, the Issuing Entity and public officials and other instruments as we have deemed necessary for the purpose of this opinion. In addition, we have assumed that the Indenture will be duly executed and delivered by the parties thereto; that the Notes will be duly executed and delivered substantially in the forms contemplated by the Indenture; and that the Notes will be sold as described in the above captioned registration statement.

Nissan Auto Receivables 2011-A Owner Trust
Nissan Auto Receivables Corporation II
Nissan Motor Acceptance Corporation
April 12, 2011

     Based upon the foregoing, we are of the opinion that:
     The Notes are in due and proper form and, assuming the due authorization, execution and delivery of the Indenture by the Issuing Entity and the Indenture Trustee, and the due authorization of the Notes by all necessary action on the part of the Issuing Entity, when the Notes have been validly executed, authenticated and issued in accordance with the Indenture and delivered against payment therefor, the Notes will be valid and binding obligations of the Issuing Entity, enforceable against the Issuing Entity in accordance with their terms, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws), and general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether such enforceability is considered in a proceeding in equity or at law.
     The opinions expressed above are limited to the federal laws of the United States of America and the laws of the State of New York (excluding choice of law principles therein). We express no opinion herein as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction.
     We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to a Form 8-K filed in connection with the Preliminary Prospectus and to the use of our name therein, without admitting that we are “experts” within the meaning of the Act or the rules or regulations of the Commission thereunder, with respect to any part of the above captioned registration statement or the Preliminary Prospectus.

Respectfully submitted,
/s/ Winston & Strawn LLP

Nissan 2011-A Form 8-K Legality Opinion